Exhibit 99.3

GRID Dynamics MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Grid Dynamics’ financial condition and results of operations should be read together with Grid Dynamics’ audited consolidated financial statements as of and for the years ended December 31, 2019, 2018, and 2017, together with related notes thereto, included elsewhere in this Form 8-K. The discussion and analysis should also be read together with Grid Dynamics’ pro forma financial information as of and for the year ended December 31, 2019, included elsewhere in this Form 8-K. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements. Grid Dynamics’ actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” included elsewhere in this Form 8-K.

Overview

Grid Dynamics is an emerging leader in enterprise-level digital transformations in Fortune 1000 companies. For enterprises that create innovative digital products and experiences, Grid Dynamics offers close collaboration from digital consulting to early prototypes to enterprise-scale delivery of new digital platforms. Since its inception in 2006 in Menlo Park, California, as a grid and cloud consultancy firm, Grid Dynamics has been on the forefront of digital transformation, working on big ideas like cloud computing, NOSQL, DevOps, microservices, big data and artificial intelligence (“AI”), and quickly established itself as a provider of choice for technology and digital enterprise companies.

As a leading global digital engineering and information technology (“IT”) services provider with its headquarters in Silicon Valley and engineering centers in the United States and multiple Central and Eastern European countries, Grid Dynamics’ core business is to deliver focused and complex technical consulting, software design, development, testing and internet service operations. Grid Dynamics works in close collaboration with its clients to provide digital transformation initiatives that span strategy consulting, development of early prototypes and enterprise-scale delivery of new digital platforms. Grid Dynamics also helps organizations become more agile and create innovative digital products and experiences through its deep expertise in emerging technology, such as AI, data science, cloud computing, big data and DevOps, top global engineering talent, lean software development practices and a high-performance product culture. Grid Dynamics believes that the key to its success is a business culture that puts products over projects, client success over contract terms and real business results over pure technical innovation. By leveraging Grid Dynamics’ proprietary processes optimized for innovation, emphasis on talent development and technical expertise, Grid Dynamics has been able to achieve significant growth.

The following table sets forth a summary of Grid Dynamics’ financial results for the periods indicated:

	Year ended December 31,
	2019		2018		2017
(dollars in thousands, except per share data)		% of revenue		% of revenue		% of revenue
Revenues	$118,326	100.0%	$91,865	100.0%	$70,684	100.0%
Gross profit	48,236	40.8%	39,306	42.8%	30,047	42.5%
Income from operations	15,625	13.2%	13,829	15.1%	13,107	18.5%
Net income	10,807	9.1%	9,228	10.0%	13,184	18.7%
Pro forma diluted net income per share, Class A(1)	$0.14	n/a	$0.17-0.19	n/a	n/a	n/a
Non-GAAP Financial Information(2)
Adjusted EBITDA	23,661	20.0%	19,405	21.1%	16,398	23.2%
Adjusted Net Income	15,487	13.1%	13,036	14.2%	10,496	14.8%
Adjusted Pro Forma Diluted EPS(3)	$0.28	n/a	$0.24-0.27	n/a	n/a	n/a

(1)	Pro forma diluted net income per share, Class A is calculated as described under “Unaudited Pro Forma Condensed Combined Financial Information.” Assumes 54.6 million pro forma average shares outstanding for 2019, which is the pro forma number of shares outstanding assuming the consummation of the Business Combination as of December 31, 2019. See “Unaudited Pro Forma Condensed Combined Financial Information.” The amounts reported for the year ended December 31, 2018 are consistent with amounts previously reported.
(2)	Adjusted EBITDA, Adjusted Net Income and Adjusted Pro Forma Diluted EPS are non-GAAP financial measures. See “Non-GAAP Measures” below for additional information and reconciliations to the most directly comparable GAAP financial measures.
(3)	Adjusted Net Income attributable to Class A shares for the period (see “Non-GAAP Measures” below) divided by the pro forma diluted average shares outstanding immediately as of the consummation of the Business Combination. The pro forma share count is used to facilitate comparability with future periods. The amounts reported for the year ended December 31, 2018 are consistent with amounts previously reported.

Grid Dynamics’ business has expanded rapidly since January 1, 2017, when it served 17 customers, growing to 40 customers as of December 31, 2019. This is also reflected in Grid Dynamics’ substantial revenue growth rates over the periods presented in this Form 8-K, which were accompanied by steady gross profit margins, ranging between approximately 41% and 43%. Grid Dynamics’ net income increased approximately 17% in 2019 from 2018 and decreased 30% in 2018 compared to 2017. The 2018 decrease in net income is explained by a one-time significant tax benefit in 2017 and increased stock-based compensation in 2018. Adjusted EBITDA performance (which excludes the impact of non-recurring, non-cash, and certain other charges) improved by 21.9% in 2019 compared to 2018, and 18% in 2018 compared to 2017, reflecting the underlying scalability of Grid Dynamics’ business model.

Grid Dynamics operates its business through a single operating and reportable segment and serves customers that operate mainly in the retail, technology & media and financial services sectors. See “Key Components of Revenue and Expenses” below for a description of Grid Dynamics’ principal income statement line-items.

Comparability of Financial Information

Grid Dynamics’ results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination and the other events and transactions discussed below.

Business Combination and Public Company Costs

Grid Dynamics entered into an Agreement and Plan of Merger (“Merger Agreement”) with ChaSerg Technology Acquisition Corp. (“ChaSerg”) on November 13, 2019. Pursuant to the Merger Agreement, and following a favorable vote of ChaSerg’s stockholders, Grid Dynamics merged into a newly formed subsidiary of ChaSerg and ChaSerg was renamed Grid Dynamics Holdings, Inc. (the “Business Combination”). Grid Dynamics is the accounting predecessor and the combined entity is the successor SEC registrant, meaning that Grid Dynamics’ financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

Referred to as a reverse recapitalization or reverse merger and under this method of accounting, ChaSerg is treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results was an increase in cash (as compared to Grid Dynamics’ balance sheet at December 31, 2019) of approximately $69.5 million. Total non-recurring transaction costs are estimated at approximately $21 million, of which Grid Dynamics expects approximately $2 million to be expensed. In addition, certain Grid Dynamics stock options were accelerated upon the closing of the Business Combination, resulting in a non-recurring expense of $4 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Grid Dynamics is the successor to an SEC-registered and NASDAQ-listed company, resulting in the need to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. Grid Dynamics expects to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees. Grid Dynamics currently estimates that the incremental costs related to being a public company will range between approximately $4.5 million and $6.0 million per year, as a result of which Grid Dynamics expects its operating expenses to be higher in future periods.

ASL Merger and Potential Future Acquisitions

Grid Dynamics was acquired by and merged with Automated Systems Holdings Limited (“ASL”) on April 7, 2017 (the “ASL Merger”). Grid Dynamics operated as a subsidiary of ASL until the consummation of the Business Combination. After the ASL Merger and prior to the Business Combination, Grid Dynamics and ASL operated as separate, standalone businesses. Accordingly, the companies did not share any material services or operations that would need to be replaced or optimized in connection with the Business Combination in order to permit Grid Dynamics to operate as a standalone company. In addition, and in connection with the ASL Merger, Grid Dynamics agreed to pay retention bonuses of up to $10.0 million over four years, payable semi-annually. Grid Dynamics incurred retention bonus costs of $2.5 million, $2.5 million, and $1.9 million in December 31, 2019, 2018, and 2017, respectively. In connection with the Business Combination, all outstanding retention bonus obligations related to the ASL Merger were accelerated and paid in full to Grid Dynamics’ personnel immediately prior to the closing of the Business Combination, which will impact Grid Dynamics’ results of operations for the first quarter ended March 31, 2020 (additional expense of approximately $3.1 million) but will not recur in future periods.

In addition, Grid Dynamics maintains a pipeline of, and from time to time evaluates, potential acquisitions and is likely to be acquisitive in the future. Any potentially significant future business acquisitions and the costs related to pursuing them may impact the comparability of Grid Dynamics’ results in future periods with those for periods preceding such acquisitions or attempted acquisitions.

Foreign Currency Exchange Rate Exposure

Grid Dynamics is exposed to foreign currency exchange rate risk and its profit margins are subject to volatility between periods due to changes in foreign currency exchange rates relative to the U.S. dollar. Grid Dynamics’ functional currency, as well as the functional currency of all of its subsidiaries, is the U.S. dollar. Grid Dynamics contracts with customers for payment in and generates substantially all of its revenue in U.S. dollars. Its non-U.S. subsidiaries’ operations relate substantially to performing services under those contracts. Several of Grid Dynamics’ subsidiaries conduct operations and employ or contract personnel in Russia, Ukraine, Poland and Serbia, but keep their books and records in U.S. dollars. Grid Dynamics’ foreign currency transaction exposure is a result of having to convert U.S. dollars into the local currencies of the countries in which it must pay expenses, typically by transferring funds to its non-U.S. subsidiaries. These expenses are primarily comprised of compensation and benefits and other operating costs, such as rent. Subsidiary transactions executed in local currencies are converted into U.S. dollars at the exchange rate in effect on the date of the transaction, in the case of asset and liability transactions, or at the average monthly exchange rate, in the case of income and expense transactions. Certain balances in local currencies, particularly cash and financial instruments, are adjusted at each balance sheet date to reflect the then-current exchange rate, which is the rate at which the related receivable or payable could be settled at that date. As a result, Grid Dynamics’ assets, liabilities, profit margins and other measures of profitability may be subject to volatility due to changes in the exchange rate of the U.S. dollar against the currencies in which Grid Dynamics’ subsidiaries incur operating expenses, and may not be comparable between periods.

For the year ended December 31, 2019, approximately 22%, 13%, and 12% of Grid Dynamics’ $102.7 million of combined cost of revenue and total operating expenses were denominated in the Russian ruble, Ukrainian hryvnia and Polish zloty, respectively. Comparatively, the same foreign currencies accounted for approximately 26%, 13% and 10%, respectively, of Grid Dynamics’ $78.0 million of combined cost of revenue and total operating expenses in 2018 and approximately 33%, 13% and 6%, respectively, of Grid Dynamics’ $57.6 million of combined cost of revenue and total operating expense in 2017. Grid Dynamics does not currently hedge its foreign currency exposure, although it seeks to minimize such exposure by limiting cash transfers to amounts necessary to fund subsidiary operating expenses for a short period, typically one to two weeks. When and where possible, Grid Dynamics seeks to match expenses to the U.S. dollar. For example, in Ukraine, Grid Dynamics generally pays salaries in the current hryvnia equivalent of an agreed U.S. dollar amount, consistent with local requirements. As a result, a significant portion of Grid Dynamics’ exposure to fluctuations in the value of the Ukrainian hryvnia against the U.S. dollar is naturally hedged. Management carefully evaluates its exposure to foreign currency risk and, though Grid Dynamics does not currently hedge this exposure through the use of financial instruments, it may do so in the future. See “—Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency Exchange Rate Risk” below for more information about Grid Dynamics’ exposure to foreign currency exchange rates.

Seasonality

Grid Dynamics’ business is subject to seasonal trends that impact its revenues and profitability between quarters, largely driven by the U.S. retail cycle, which drives the behavior of a significant portion of Grid Dynamics’ customers, and the timing of holidays in the countries in which Grid Dynamics operates. Excluding the impact of growth in its book of business, Grid Dynamics has historically recorded higher revenue and gross profit in the second and third quarters of each year compared to the first and fourth quarters of each year. The Christmas holiday season in Russia and Ukraine, for example, falls in the first quarter of the calendar year, resulting in reduced activity and billable hours. In addition, many of Grid Dynamics’ retail sector customers tend to slow their discretionary spending during the holiday sale season, which typically lasts from late November (before Thanksgiving) through late December (after Christmas).

Key Performance Indicators and Other Factors Affecting Performance

Grid Dynamics uses the following key performance indicators and assesses the following other factors to analyze its business performance, to make budgets and financial forecasts and to develop strategic plans:

Employees by Region

Attracting and retaining the right employees is critical to the success of Grid Dynamics’ business and is a key factor in Grid Dynamics’ ability to meet client needs and grow its revenue base. Grid Dynamics’ revenue prospects and long-term success depend significantly on its ability to recruit and retain qualified IT professionals. A substantial majority of Grid Dynamics’ personnel is comprised of such IT professionals.

The following table shows the number of Grid Dynamics personnel (including full-time employees and contractors serving in similar capacities) by region, as of the dates indicated:

	As of December 31,
	2019	2018	2017
United States	265	218	135
Central and Eastern Europe(1)	1,165	926	673
Total	1,430	1,144	808

(1)	Includes Russia, Ukraine, Poland and Serbia.

Attrition

There is competition for IT professionals in the regions in which Grid Dynamics operates, and any increase in such competition may adversely impact Grid Dynamics’ business and gross profit margins. Employee retention is one of Grid Dynamics’ main priorities and is a key driver of operational efficiency. Grid Dynamics seeks to retain top talent by providing the opportunity to work on exciting, cutting-edge projects for high profile clients, a flexible work environment and training and development programs. Grid Dynamics’ management targets a voluntary attrition rate no higher than the mid-teen percentages, in line with the industry, and believes Grid Dynamics’ voluntary attrition rate was below the targeted ceiling since 2017.

Hours and Utilization

As most of Grid Dynamics’ customer projects are performed and invoiced on a time and materials basis, Grid Dynamics’ management tracks and projects billable hours as an indicator of business volume and corresponding resource needs for IT professionals. To maintain its gross profit margins, Grid Dynamics must effectively utilize its IT professionals, which depends on its ability to integrate and train new personnel, to efficiently transition personnel from completed projects to new assignments, to forecast customer demand for services and to deploy personnel with appropriate skills and seniority to projects. Grid Dynamics’ management generally tracks utilization with respect to subsets of employees, by location or by project, and calculates the utilization rate for each subset by dividing (x) the aggregate number of billable hours for a period by (y) the aggregate number of total available hours for the same period. Grid Dynamics’ management analyzes and projects utilization to measure the efficiency of its workforce and to inform management’s budget and personnel recruiting decisions.

Customer Concentration

Grid Dynamics’ ability to retain and expand its relationships with existing clients and add new clients are key indicators of its revenue potential. Grid Dynamics grew its customer base from 17 customers as of January 1, 2017 to 40 customers as of December 31, 2019. Grid Dynamics’ procurement of new customers has a direct impact on its ability to diversify its sources of revenue and replace customers that may no longer require its services. Grid Dynamics has a relatively high level of revenue concentration with certain customers. Of Grid Dynamics’ customers, Apple, Kohl’s, and Macy’s each accounted for 10% or more of Grid Dynamics’ revenue in the years ended December 31, 2019 and 2018. In 2017, Kohl’s and Macy’s accounted for 10% or more of Grid Dynamics’ revenue. For more information about Grid Dynamics’ customer concentration, see Note 2 (“Basis of presentation and summary of significant accounting policies — Concentrations of credit risk and significant customers”) to the audited consolidated financial statements included elsewhere in this Form 8-K.

While Grid Dynamics has diversified its customer base and decreased its revenue concentration with its top five and top ten customers through the periods discussed in this Form 8-K, it has also increased revenue from its top customers. For example, each of Grid Dynamics’ top ten customers accounted for an average of $10.3 million in revenue in 2019, up from an average of $8.7 million in 2018.

The following table shows the evolution of Grid Dynamics’ customer base and revenue concentration, as of the dates and for the periods indicated:

	Year ended December 31,
	2019	2018	2017
	(in percentage of total revenue, except number of customers)
Total customers (as of period end)	40	25	26
Of which:
>$5.0 million	7	7	5
>$2.5 – 5.0 million	3	2	2
>$1.0 – 2.5 million	5	2	3
Revenue concentration with top 5 customers	67%	71%	73%
Revenue concentration with top 10 customers	87%	94%	93%

Grid Dynamics’ revenue retention rate substantially exceeded 100% in 2019. Revenue retention was approximately 127% and 122% in 2018 and 2017, respectively. Revenue retention rate is a metric measuring the level of recurring revenue between periods for the same set of customers. Grid Dynamics calculates revenue retention rate as total revenue from existing customers (i.e., customers from the first day of the earliest comparative period) in a given period, divided by the total revenue from the same customers for the prior comparative period.

Non-GAAP Measures

To supplement Grid Dynamics’ consolidated financial data presented on a basis consistent with GAAP, this Form 8-K contains certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income and Pro Forma Adjusted Diluted Earnings Per Share, or EPS. Grid Dynamics has included these non-GAAP financial measures because they are financial measures used by Grid Dynamics’ management to evaluate Grid Dynamics’ core operating performance and trends, to make strategic decisions regarding the allocation of capital and new investments and are among the factors analyzed in making performance-based compensation decisions for key personnel. These measures exclude certain expenses that are required under GAAP. Grid Dynamics excludes these items because they are non-recurring, non-core or, in the case of stock-based compensation, non-cash expenses that are determined based in part on Grid Dynamics’ underlying performance.

Grid Dynamics believes these supplemental performance measurements are useful in evaluating operating performance, as they are similar to measures reported by its public industry peers and those regularly used by security analysts, investors and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Grid Dynamics modified its non-GAAP reporting policy for calculating Adjusted EBITDA and Adjusted Net Income in comparison to the identically-titled measures in ChaSerg’s definitive proxy statement dated February 10, 2020 (the “Proxy Statement”) to exclude other transaction-related costs, which are non-core expenses that are not representative of the underlying performance of the business. Other transaction-related expenses include primarily transaction-related advisory, project and integration costs, executive recruitment costs and signing bonuses, payroll taxes on recurring personnel costs (such as retention bonuses and executive signing bonuses) and executive travel cost related to the merger transaction with ChaSerg Corporation. As a result of the addition of this adjustment, our Adjusted EBITDA and Adjusted Net Income presented below are not directly comparable to identically-titled measures in the Proxy Statement, though the Company believes the differences are not material.

Grid Dynamics defines and calculates its non-GAAP financial measures as follows:

●	Adjusted EBITDA: net income before interest income/expense, provision for income taxes and depreciation and amortization, and further adjusted for the impact of stock-based compensation expense, transaction-related costs (which include, when applicable, professional fees, retention bonuses, and consulting, legal and advisory costs related to Grid Dynamics’ merger and acquisition and capital-raising activities), impairment of goodwill and other income/expenses, net (which includes mainly interest income and expense, foreign currency transaction losses and gains, fair value adjustments and other miscellaneous expenses).

●	Adjusted Net Income: Net income adjusted for the impact of stock-based compensation, transaction-related costs, impairment of goodwill, other income/expenses, net, and the tax impacts of these adjustments. In this Form 8-K, the Company presents (x) total Adjusted Net Income and (y) Adjusted Net Income attributable to Class A shares.

●	Adjusted Pro Forma Diluted EPS: Adjusted Net Income attributable to Class A shares, divided by the pro forma diluted weighted average number of common shares outstanding for the period (assuming the Business Combination was consummated on January 1, 2019). The pro forma share count is used to facilitate comparability with future periods.

The following table presents the reconciliation of Grid Dynamics’ Adjusted EBITDA to its consolidated net income, the most directly comparable GAAP measure, for the periods indicated:

	Year ended December 31,
	2019	2018		2017
	(in thousands)
Consolidated net income	$10,807	$9,228		$13,184
Adjusted for:
Depreciation and amortization	2,311	1,312		660
Provision/(benefit) for income taxes	4,642	3,855		(76)
Impairment of goodwill	139	—		—
Stock-based compensation	2,441	1,756		756
Transaction-related costs(1)	2,508	2,508		1,875
Other transaction-related expenses(2)	637	*	(2)	* (2)
Other (income)/ expenses, net(3)	176	746		(1)
Adjusted EBITDA	$23,661	$19,405		$16,398

(1)	For the periods presented this primarily reflects retention bonuses payable pursuant to the merger agreement in respect of the ASL Merger, which are allocated proportionally across cost of revenue, engineering, research and development, sales and marketing and general and administrative expenses, and other costs related to the Business Combination and public company readiness.
(2)	With respect to the year ended December 31, 2019 only, this includes primarily transaction-related advisory, project and integration costs, executive recruitment costs and signing bonuses, payroll taxes on recurring personnel costs (such as retention bonuses and executive signing bonuses) and executive travel cost related to the merger transaction with ChaSerg Corporation. Grid Dynamics’ management did not track these non-core costs prior to the year ended December 31, 2019.
(3)	Other expenses consist primarily of losses on foreign currency transactions, fair value adjustments and other miscellaneous expenses and other income consists primarily of interest on cash held at banks.

The following table presents a reconciliation of Grid Dynamics’ Pro Forma Adjusted Diluted EPS and its Adjusted Net Income to its consolidated net income for the periods indicated:

	Year ended December 31,
	2019	2018	2017
	(in thousands, except per share data)
Consolidated net income	$10,807	$9,228	$13,184
Adjusted for:
Impairment of goodwill	139	—	—
Stock-based compensation	2,441	1,756	756
Transaction-related costs(1)	2,508	2,508	1,875
Other transaction-related expenses2)	637	* (2)	* (2)
Other (income)/expenses, net(3)	176	746	(1)
Tax impact of non-GAAP adjustments(4)	(1,221)	(1,202)	(5,318)
Adjusted Net Income	$15,487	$13,036	$10,496

Founder Share adjustment:
Adjusted Net Income – Founder Shares(5)	(288)	(378)	n/a
Adjusted Net Income attributable to Class A shares	$15,259	$12,658	n/a
Pro Forma Adjusted Diluted EPS(6)	$0.28	$0.24 – 0.27	n/a

(1)	For the periods presented this primarily reflects retention bonuses payable pursuant to the merger agreement in respect of the ASL Merger, which are allocated proportionally across cost of revenue, engineering, research and development, sales and marketing and general and administrative expenses, and other costs related to the Business Combination and public company readiness.
(2)	With respect to the year ended December 31, 2019 only, this includes primarily transaction-related advisory, project and integration costs, executive recruitment costs and signing bonuses, payroll taxes on recurring personnel costs (such as retention bonuses and executive signing bonuses) and executive travel cost related to the merger transaction with ChaSerg Corporation. Grid Dynamics’ management did not track these non-core costs prior to the year ended December 31, 2019.
(3)	Other expenses consist primarily of losses on foreign currency transactions, fair value adjustments (for example, related to earn-outs) and other miscellaneous expenses and other income consists primarily of interest on cash held at banks.
(4)	Reflects the estimated tax impact of the non-GAAP adjustments presented in the table. For 2017, this includes an adjustment related to the U.S. tax effect of stock compensation expense, as the exercise of stock options in 2017 generated a material excess tax benefit that has been reversed in the non-GAAP adjustment.
(5)	Adjusted Net Income attributable to Founder Shares is calculated based on the proportion of Founder Shares outstanding as of the consummation of the Business Combination. The pro forma Founder Shares outstanding amount to 0.8 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”
(6)	Adjusted Net Income attributable to Class A shares for the period divided by the pro forma diluted average shares outstanding at the close of the Business Combination, assuming the Business Combination closed on January 1, 2019. The pro forma diluted average Class A shares outstanding are 54.6 million after all redemptions. See “Unaudited Pro Forma Condensed Combined Financial Information.” The amounts reported for December 31, 2018 are consistent with amounts previously reported.

Key Components of Revenue and Expenses

Revenue

Grid Dynamics generates revenue by providing focused and complex services in the area of software engineering, development, integration, testing, and operations of digital services. Grid Dynamics provides services mainly on a time and materials basis and, to a much lesser extent, on a fixed-fee basis. While fixed-fee contracts currently represent an immaterial portion of overall revenue for the periods presented, Grid Dynamics expects proportionate revenue from fixed-fee contracts to increase in future periods due to a recent arrangement with a significant customer. On a time and materials basis, Grid Dynamics earns and recognizes revenue as hours and costs are incurred. On its current and future fixed fee contracts, Grid Dynamics earns and recognizes revenue as the work is performed on a straight-line basis over the term of the contract with the customer. The monthly calculation of which is based upon the total fixed fee per the contract divided by the number of months in the contract. For both time and materials contracts and fixed fee contracts, hourly rates are typically determined based on the location and experience of Grid Dynamics personnel selected to perform the service and are negotiated for each contract or statement of work, as the case may be. For fixed fee contracts, the fixed fee generally remains constant for the contracted project period unless the client directs a change in scope of project work or requests additional Grid Dynamics employees in excess of those scheduled for a specific project.

In select cases, Grid Dynamics offers volume discounts or early settlement discounts, which are recorded as contra-revenue items. Volume discounts apply once the customer reaches certain contractual spend thresholds. Early settlement discounts are issued contingent upon the timing of the payment from the customer. If there is uncertainty about project completion or receipt of payment for services provided, revenue is deferred until the uncertainty is sufficiently resolved.

Costs and Expenses

Certain of our cost trends may be impacted by the Business Combination and other factors. See “— Comparability of Financial Information” and “— Key Performance Indicators and Other Factors Affecting Performance” above.

Cost of revenue.    Cost of revenue consists primarily of salaries and employee benefits, including performance bonuses and stock-based compensation, and travel expenses for client-serving personnel. Cost of revenue also includes depreciation and amortization expense related to client-serving activities.

Engineering, Research and Development.    Engineering, research and development expenses consist mainly of salaries and employee benefits including performance bonuses and stock-based compensation for personnel engaged in the design and development of solutions and personnel. Engineering, research and development expenses also includes depreciation and amortization expense related to such activities. Engineering, research and development costs are expensed as incurred.

Sales and Marketing.    Sales and marketing expenses consist primarily of expenses associated with promoting and selling Grid Dynamics’ services and consists mainly of salaries and benefits, including performance bonuses and stock-based compensation, marketing events, travel, as well as depreciation and amortization expense related to such activities.

General and Administrative.    General and administrative expenses consist primarily of administrative personnel and officers’ salaries and benefits including performance bonuses and stock-based compensation, legal and audit expenses, insurance, operating lease expenses (mainly facilities and vehicles) and other facility costs, workforce global mobility initiatives, restructuring and employee relocations costs (not in connection with customer projects), and depreciation and amortization expense related to such activities. General and administrative expenses include a substantial majority of Grid Dynamics’ stock-based compensation costs for the financial periods discussed in this Form 8-K.

Provision for Income Taxes.    Grid Dynamics follows the asset and liability method of accounting for income taxes, whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed in the various U.S. federal and state and non-U.S. jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate. Grid Dynamics’ effective tax rate was 30.0%, 29.5%, and (0.6)% in the years ended December 31, 2019, 2018, and 2017, respectively. The differences in effective tax rate between the years ended December 31, 2019 and 2018 were attributable mainly to an increase in stock compensation deductions in the 2019 period, as well as a change in mix of taxing jurisdictions offset by a decrease in permanent item deductions. In 2017, the unusually low effective tax rate was due mainly to a stock-based compensation deduction attributable to options acceleration and exercise in connection with the ASL Merger, the impact of which was partially offset by a one-time charge related to U.S. tax reform.

Results of Operations

Year Ended December 31, 2019 compared to Year Ended December 31, 2018

The following table sets forth a summary of Grid Dynamics’ consolidated results of operations for the periods indicated, and the changes between periods:

	Year ended December 31,
(in thousands, except percentages)	2019	2018	Change
Revenue	$118,326	$91,865	$26,461	28.8%
Cost of revenue	70,090	52,559	17,531	33.4%
Gross profit	48,236	39,306	8,930	22.7%
Engineering, research, and development	4,346	2,643	1,703	64.4%
Sales and marketing	6,947	5,200	1,747	33.6%
General and administrative	21,318	17,634	3,684	20.9%
Total operating expense	32,611	25,477	7,134	28.0%
Income from operations	15,625	13,829	1,796	13.0%
Other income/(expenses), net	(176)	(746)	570	(76.4)%
Income before income taxes	15,449	13,083	2,366	18.1%
Provision for income taxes	4,642	3,855	787	20.4%
Net Income	$10,807	$9,228	$1,579	17.1%

n.m. = not meaningful.

Revenue.    Revenue increased by $26.4 million, or 28.8%, to $118.3 million in 2019 from $91.9 million in 2018. Grid Dynamics’ top ten customers contributed $102.6 million and $86.6 million to revenue for the year ended December 31, 2019 and 2018, respectively, in the aggregate accounting for $16.0 million of the increase despite a decline in revenue from one of Grid Dynamics’ top five customers due to cost-cutting initiatives. The remainder of the increase reflected growth in revenue from new customers (i.e., customers for which Grid Dynamics performed services for the first time during the period), which accounted for an additional $6.9 million of the increase, and other existing customers. The entire revenue increase was driven primarily by increased business volume, as well as a slight increase to average rates.

Cost of Revenue and Gross Profit.    Cost of revenue increased by $17.5 million, or 33.4%, to $70.1 million in 2019 from $52.6 million in 2018 reflecting Grid Dynamics’ increased business volume.

Gross profit increased by $8.9 million, or 22.7%, to $48.2 million in 2019 from $39.3 million in 2018. Gross margin (gross profit as a percentage of revenue) decreased by 2.0 percentage points to 40.8% in the year ended December 31, 2019 from 42.8% in the year ended December 31, 2018. The gross margin decline was attributable mainly to a change in employee mix, reflecting Grid Dynamics’ expansion in Poland and an increase in the ratio of U.S.-based to non-U.S.-based personnel engaged in performing Grid Dynamics’ customer contracts. These trends reflect Grid Dynamics’ commitment to staffing its increasingly complex projects with appropriately experienced personnel. Grid Dynamics’ U.S. and Poland based employees are billed at higher hourly rates and generate more gross profit dollars per hour than professionals in other Grid Dynamics locations. However, the costs of these U.S. and Poland based employees are also higher and, therefore, they generate modestly lower gross margins.

Engineering, Research and Development.    Engineering, research and development expense increased by $1.7 million to $4.3 million in the year ended December 31, 2019, a 64.4% increase from $2.6 million in the year ended December 31, 2018, reflecting Grid Dynamics’ efforts to develop its solutions and expertise.

Sales and Marketing.    Sales and marketing expense increased by $1.7 million, or 33.6%, to $6.9 million in the year ended December 31, 2019 from $5.2 million in the year ended December 31, 2018. Sales and marketing expense accounted for 5.9% of Grid Dynamics’ revenue in the year ended December 31, 2019 compared to 5.7% in the year ended December 31, 2018, an increase of 0.2 percentage points. The increase was due mainly to the development of Grid Dynamics’ sales force personnel and ramp up in marketing events, starting in mid-2018.

General and Administrative.    General and administrative expense increased by $3.7 million, or 20.9%, to $21.3 million in the year ended December 31, 2019 from $17.6 million in the year ended December 31, 2018. Labor, bonus, and vacation costs accounted for approximately $1.2 million of the increase, consistent with the increase in headcount. In addition, the Company renewed certain operating leases for corporate office rent accounting for an additional $1.0 million. Stock-based compensation accounted for an additional $0.7 million. The remainder of the increase was attributable to Grid Dynamics’ relocation of personnel, increased spend on workforce global mobility initiatives, increased acquisition-related exploratory costs, an increase in other travel-related costs and HR expenses. As a result, general and administrative expense accounted for 18.0% of Grid Dynamics’ revenue in the year ended December 31, 2019, a decrease of 1.2 percentage points from 19.2% in the year ended December 31, 2018.

Other income/(expenses), net.    Other net expenses decreased to $0.2 million for the year ended December 31, 2019 from $0.7 million for the year ended December 31, 2018, reflecting increased interest income and a reduction in miscellaneous expenses.

Provision for Income Tax.    Provision for income tax was $4.6 million in the year ended December 31, 2019 compared to $3.9 million in the year ended December 31, 2018. The effective tax rate increased by 0.5 percentage points between periods. See “— Key Components of Revenue and Expenses — Costs and Expenses — Provision for income tax.”

Net Income.    Net income increased to $10.8 million in the year ended December 31, 2019 from $9.2 million in the year ended December 31, 2018 for the reasons discussed above.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

The following table sets forth a summary of Grid Dynamics’ consolidated results of operations for the years indicated, and the changes between periods:

	Year ended December 31,
(in thousands, except percentages)	2018	2017	Change
Revenue	$91,865	$70,684	$21,181	30.0%
Cost of revenue	52,559	40,637	11,922	29.3%
Gross profit	39,306	30,047	9,259	30.8%
Engineering, research, and development	2,643	1,975	668	33.8%
Sales and marketing	5,200	2,353	2,847	121.0%
General and administrative	17,634	12,612	5,022	39.8%
Total operating expense	25,477	16,940	8,537	50.4%
Income from operations	13,829	13,107	722	5.5%
Other income/(expenses), net	(746)	1	(747)	n.m.
Income before income taxes	13,083	13,108	(25)	n.m.
Provision/(benefit) for income taxes	3,855	(76)	3,931	5,172.4%
Net Income	$9,228	$13,184	$(3,956)	(30.0)%

n.m. = not meaningful

Revenue.    Revenue increased by $21.2 million, or 30.0%, to $91.9 million in 2018 from $70.7 million in 2017, driven mainly by increased revenue with existing customers. Revenue from Grid Dynamics’ top five customers (of which two were new to this category) increased $14.1 million to $65.4 million in 2018 from $51.3 million in 2017, with one of these customers accounting for $9.4 million of the increase. New customers accounted for an additional $2.2 million of the increase, and other existing customers for the remainder. Business volume accounted for a substantial majority of the year-on-year revenue growth, while a modest increase in Grid Dynamics’ average rates contributed marginally.

Cost of Revenue and Gross Profit.    Cost of revenue increased by $11.9 million, or 29.3%, to $52.6 million in 2018 from $40.6 million in 2017, reflecting Grid Dynamics’ increased business volume.

Gross profit increased by $9.3 million, or 30.8%, to $39.3 million in 2018 from $30.0 million in 2017, resulting in gross margins of 42.8% and 42.5% in 2018 and 2017, respectively. The 0.3 percentage point gross margin improvement was attributable mainly to improved utilization rates, which more than offset the impact of a $0.3 million increase in transaction-related retention bonuses allocated to cost of revenue.

Engineering, Research and Development.    Engineering, research and development expense increased by $0.7 million, or 33.8%, to $2.6 million in 2018 from $2.0 million in 2017, reflecting Grid Dynamics’ increased investment in developing its solutions and personnel.

Sales and Marketing.    Sales and marketing expenses increased by $2.8 million, or 121.0%, to $5.2 million in 2018 from $2.4 million in 2017, primarily reflecting the build-out of Grid Dynamics’ sales force and ramp in marketing events. As a result, sales and marketing expense accounted for 5.7% of Grid Dynamics’ revenue in 2018, and increase of 2.4 percentage points from 3.3% in 2017.

General and Administrative.    General and administrative expenses increased by $5.0 million, or 39.8%, to $17.6 million in 2018 from $12.6 million in 2017. Increased stock-based compensation accounted for $1.0 million of the increase. The remainder of the increase was attributable mainly to increased staffing levels to support operational growth, initial investment in global mobility initiatives and opening of new offices in Europe and Plano, Texas. General and administrative expense accounted for 19.2% of Grid Dynamics’ revenue in 2018 and 17.8% in 2017.

Other income/(expenses), net.    Other expenses increased to $0.7 million in 2018, primarily reflecting higher foreign currency exchange losses.

Provision for Income Tax.    Provision for income tax was $3.9 million in 2018 compared to an income tax benefit of $(0.1) million in 2017, reflecting effective tax rates of 29.5% and (0.6)% in the respective years. The significant increase in Grid Dynamics’ effective tax rate in 2018 reflected the return to more normalized taxation levels. In 2017 Grid Dynamics was able to take a large stock-based compensation deduction in connection with the ASL Merger, as discussed in more detail under “— Key Components of Revenue and Expenses — Costs and Expenses — Provision for income tax.”

Net Income.    Net income decreased by $4.0 million, or 30.0%, to $9.2 million in 2018 from $13.2 million in 2017, for the reasons discussed above.

Liquidity and Capital Resources

Grid Dynamics measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital needs, capital expenditures, contractual obligations and other commitments with cash flows from operations and other sources of funding. Grid Dynamics’ current liquidity needs relate mainly to working capital, consisting mainly of compensation and benefits of Grid Dynamics’ employees and contractors and capital expenditures for computer hardware and office furniture. Grid Dynamics’ ability to expand and grow its business will depend on many factors including its capital expenditure needs and the evolution of its operating cash flows. Grid Dynamics may need more cash resources due to changed business conditions or other developments, including investments or acquisitions. Grid Dynamics believes that its operating cash flows are sufficient to fund its currently expected levels of operating, investing and financing expenditures for a period of twelve months from the date of this Form 8-K. However, if Grid Dynamics’ resources are insufficient to satisfy its cash requirements, it may need to seek additional equity or debt financing, which may be subject to conditions outside of Grid Dynamics’ control and may not be available on terms acceptable to Grid Dynamics’ management or at all.

As of December 31, 2019, Grid Dynamics had cash and cash equivalents amounting to $42.2 million (compared to $17.9 million at December 31, 2018 and $10.4 million at December 31, 2017). Of this amount, $2.2 million was held outside the United States, namely in Russia, Ukraine, Poland and Serbia (compared to $2.7 million as of December 31, 2018). As many of Grid Dynamics’ assets, operations and employees are located in these countries, Grid Dynamics expects that all such cash and cash equivalents will be used to fund future operating needs and Grid Dynamics’ management has no intention of repatriating the funds. If Grid Dynamics decided to remit funds from these countries to the United States in the future, whether in the form of inter-company dividends or otherwise, they may be subject to foreign withholding taxes. In addition, Grid Dynamics’ cash in banks in Russia, Ukraine, Poland and Serbia may be subject to other risks, as the banking sector in certain of these countries is subject to periodic instability, may be subject to sanctions and may be subject to capital adequacy and other banking standards that are substantially less onerous than those of the United States.

Grid Dynamics does not have any debt outstanding at the date of this Form 8-K and did not have any debt outstanding at any balance sheet date presented. Grid Dynamics maintains a small credit line (less than $0.5 million) as credit support for a letter of credit facility and balances under corporate credit cards issued to certain employees. A letter of credit under this facility was issued and remains outstanding in support of an office lease in Poland.

Upon the consummation of the Business Combination, Grid Dynamics will also assume all of ChaSerg’s outstanding obligations at that time. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Cash Flows

The following table summarizes Grid Dynamics’ cash flows for the periods indicated:

	Year ended December 31,
(in thousands)	2019	2018	2017
Net cash provided by operating activities	$12,534	$10,584	$5,540
Net cash used in investing activities	(2,811)	(3,079)	(1,058)
Net cash provided by (used in) financing activities	14,604	—	(4,715)
Net increase (decrease) in cash and cash equivalents	24,327	7,505	(233)
Cash, cash equivalents (beginning)	17,862	10,357	10,590
Cash, cash equivalents (end)	$42,189	$17,862	$10,357

Operating Activities.    Net cash provided by operating activities during the year ended December 31, 2019 increased by $1.9 million, or 18.4%, to $12.5 million from $10.6 million in the same period in 2018, driven by higher operating profit ($2.3 million increase year-on-year) as well as higher non-cash operating costs, particularly depreciation and amortization and stock-based compensation charges, offset by increases in prepaid expenses and deferred transaction costs.

Net cash provided by operating activities in 2018 increased $5.0 million, or 91.0%, to $10.6 million, from $5.5 million in 2017, reflecting higher cash operating profit (excluding non-cash costs, including higher depreciation and amortization and stock-based compensation expenses) and changes in operating working capital, including a decrease in prepaid income taxes.

Investing Activities.    Net cash used in investing activities during the year ended December 31, 2019 was $2.8 million compared to $3.1 million in cash used in the same period in 2018, and in both periods reflected mainly capital expenditures for computer hardware and related equipment.

Net cash used in investing activities in 2018 was $3.1 million compared to $1.1 million in 2017. The increase was primarily attributable increased capital expenditures, which comprised mainly computers and related equipment in both 2018 and 2017.

Financing Activities.    Net cash provided by financing activities was $14.6 million in the year ended December 31, 2019, reflecting primarily $14.9 million in proceeds from the sale of common and preferred stock to BGV and $1.7 million in proceeds from stock option grant exercises in 2019, offset by dividends paid of $2.0 million. Grid Dynamics had substantially no cash flows from or used in financing activities in the year ended December 31, 2018.

Grid Dynamics had no cash flows from or used in financing activities in 2018. In 2017, Grid Dynamics used net cash of $4.7 million in financing activities, reflecting mainly a $1.9 million debt repayment and a dividend payment of $3.0 million, marginally offset by proceeds from stock option grant exercises.

Contractual Obligations

The following table and the information that follows summarizes Grid Dynamics’ contractual obligations as of December 31, 2019.

	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations(1)	$4,746	$3,347	$1,399	$—	—
Software service agreement obligation (2)	$1,678	$479	$1,124	$75

(1)	Includes leases of facilities and vehicles. Grid Dynamics’ headquarters in San Ramon, California is under lease, expiring in December 2022. Grid Dynamics also has 12 lease agreements for facilities in Texas, Russia, Poland, Serbia and Ukraine, under leases expiring between March 31, 2020 (renewal discussions are underway) and June 30, 2022.
(2)	Grid Dynamics entered into one non-cancelable software services agreement with a term of five years. Payments are due quarterly in advance beginning March 1, 2020.

Grid Dynamics’ outstanding operating lease obligations have not changed materially since December 31, 2019. Grid Dynamics purchases software licenses in the ordinary course of business, which are not included in the table above. These non-perpetual licenses are typically renewed annually. Grid Dynamics does not have any material obligations under contractual arrangements other than as disclosed in this Form 8-K.

Off-Balance Sheet Arrangements and Commitments

Except for its credit support for the letter of credit and balances on corporate credit cards described above, Grid Dynamics does not have any off-balance sheet arrangements of the kind required to be disclosed under SEC rules and does not have any off-balance sheet or contingent commitments, except as described above with respect to operating leases and in Note 13 to the audited consolidated financial statements included elsewhere in this Form 8-K.

As a result of analysis related to Grid Dynamics’ functional control of subcontractor GD Ukraine, LLC, the subcontractor was determined to be a variable interest entity (“VIE”) and is therefore consolidated in Grid Dynamics’ financial statements. The assets and liabilities of this VIE consist primarily of intercompany balances and transactions, all of which have been eliminated in consolidation. See Note 2 to Grid Dynamics’ audited consolidated financial statements included elsewhere in this Form 8-K.

Critical Accounting Policies

Grid Dynamics’ consolidated financial statements have been prepared in accordance with GAAP. Preparation of the financial statements requires Grid Dynamics to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. Grid Dynamics considers an accounting judgment, estimate or assumption to be critical when (1) an estimate or assumption is complex in nature or requires a high degree of judgment, and (2) the use of different judgments, estimates and assumptions could have a material impact on Grid Dynamics’ consolidated financial statements. Grid Dynamics’ significant accounting policies are described in Note 2 to its audited consolidated financial statements included elsewhere in this Form 8-K. Grid Dynamics’ critical accounting policies are described below.

Revenue

Grid Dynamics derives substantially all of its revenue through time and materials contracts. Fixed-fee customer contracts, although not significant historically, will comprise a more significant portion of revenue in future periods. For all contracts, Grid Dynamics uses master agreements that govern the overall relevant terms and conditions of the business arrangement and executes statements of work pursuant to such agreements to execute specific projects. Grid Dynamics recognizes revenue for services over time as hours are incurred by Grid Dynamics’ consultants. For time-and-materials contracts, the customer derives value from the Company providing daily consulting services, and the value derived corresponds to the labor hours expended. Therefore, the Company measures the progress and recognizes revenue using an effort-based input method. For fixed-fee contracts, revenue is recognized ratably over the contract term on a straight-line basis.

Grid Dynamics also offers volume discounts or early settlement discounts. Volume discounts apply once the customer reaches certain contractual spend thresholds. Early settlement discounts are issued contingent upon the timing of the payment from the customer. If the consideration promised in a contract includes a variable amount, Grid Dynamics only includes estimated amounts of consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.

Income Taxes

The determination of the provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. The provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state and non-U.S. jurisdictions. Changes in tax law, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings across taxing jurisdictions all affect the overall effective tax rate.

In assessing the realizability of deferred tax assets, Grid Dynamics considers whether it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. Management considers all available evidence, both positive and negative, in determining whether a valuation allowance is required, including prior earnings history, the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback and carryforward periods of tax attributes and tax planning strategies that could potentially enhance the likelihood of realization of a deferred tax asset in making this assessment. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified.

Grid Dynamics evaluates for uncertain tax positions at each balance sheet date. When it is more likely than not that a position will be sustained upon examination by a tax authority that has full knowledge of all relevant information, Grid Dynamics measures the amount of tax benefit from the position and records the largest amount of tax benefit that is greater than 50% likely of being realized after settlement with a tax authority. Grid Dynamics’ policy for interest and/or penalties related to underpayments of income taxes is to include interest and penalties in provision for income tax.

Stock-based Compensation

Grid Dynamics has in the past issued, currently issues and intends to continue issuing incentive stock options and non-qualifying stock options. While Grid Dynamics does not currently have any other form of stock-based awards outstanding, it may also issue restricted stock units, performance stock units and stock appreciation rights. Stock-based compensation expense is measured based on the grant-date fair value of the share-based awards. Forfeitures are recognized as incurred. Grid Dynamics estimates grant date fair value of its stock using a number of objective and subjective factors, as described in more detail below, and the Black-Scholes option pricing model to estimate the grant date fair value of option grants. The model requires management to make a number of key assumptions, including the fair value of common stock, expected volatility, expected term, risk free interest rate and expected dividends. As Grid Dynamics’ shares have not previously been publicly traded (and have rarely traded privately), expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The expected term is estimated using the simplified method, which takes into account vesting and contractual term. Grid Dynamics’ options grants generally vest over a 3- or 5-year period and from time to time Grid Dynamics makes grants with a portion vesting at the tie of grant. Management elected to use the simplified method instead of historical experience due to a lack of relevant historical data resulting from changes in option vesting schedules and changes in the pool of employees receiving option grants. Grid Dynamics evaluates the assumptions used to value its share based awards on each grant date. Grants, and their values, are approved by Grid Dynamics’ Board.

Grid Dynamics amortizes the grant date fair value of all share based compensation awards over the employee’s requisite service period for the entire award on a straight line basis, which is generally the vesting period. For an award with graded vesting that is subject only to a service condition (e.g., time-based vesting), Grid Dynamics uses the straight-line attribution method under ASC 718, under which it recognizes compensation cost on a straight-line basis over the total requisite service period for the entire award (i.e., over the requisite service period of the last separately-vesting tranche of the award). Additionally, Grid Dynamics applies the “floor” concept, so that the amount of compensation cost that is recognized as of any date is at least equal to the grant-date fair value of the vested portion of the award on that date. In other words, if the straight-line expense recognized to date is less than the grant date fair value of the award that is legally vested at that date (for example, as a result of a portion of a grant vesting at the grant date), Grid Dynamics will increase its recognized expense to at least equal the fair value of the vested amount.

Grid Dynamics’ management and Board considered various objective and subjective factors to determine the fair value of the company’s stock as of each grant date, including the following related to Grid Dynamics:

●	its valuation in the ASL Merger;

●	its business strategy;

●	external market conditions affecting its industry, and trends within its industry;

●	its financial position and its historical and forecasted performance and operating results;

●	the lack of an active public or private market for its stock;

●	the likelihood of achieving a liquidity event, such as a sale of the company;

●	the likelihood of an initial public offering or listing of its stock; and

●	market performance analyses, including with respect to stock price valuation, of similar companies in Grid Dynamics’ industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and Grid Dynamics’ management uses significantly different assumptions or estimates, Grid Dynamics’ stock-based compensation expense could be materially different. Upon the consummation of the Business Combination, the fair value of Grid Dynamics’ stock will be determined based on the quoted market price on the NASDAQ. For more detailed information about Grid Dynamics’ historical and outstanding grants and its valuation of its stock-based compensation and awards, see Note 8 (“Stock-based compensation”) to the audited consolidated financial statements included elsewhere in this Form 8-K.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies and any such election to not to take advantage of the extended transition period is irrevocable. ChaSerg is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, the Successor is expected to remain an emerging growth company and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the Successor’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to Grid Dynamics’ audited consolidated financial statements and unaudited consolidated condensed interim financial statements, included elsewhere in this Form 8-K.

In particular, Grid Dynamics recently implemented Accounting Standards Codification (ASC) Topic 606 (Revenue from Contracts with Customers). Grid Dynamics adopted the standard using the modified retrospective method, where it recognized the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings while prior period amounts are not adjusted and continue to be reported in accordance with Grid Dynamics’ legacy accounting under ASC Topic 605. The implementation of the new standard did not materially affect the Company’s consolidated financial statements as discussed further in Note 2 to Grid Dynamics’ audited consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Grid Dynamics has in the past and may in the future be exposed to certain market and credit risks in the ordinary course of business, including exposure related to fluctuations in foreign currency rates, and on occasion and to a lesser extent, changes in interest rates and concentration of credit risk. In addition, Grid Dynamics’ international operations are subject to risks related to differing economic conditions, changes in political climate, differing tax structures, and other regulations and restrictions. See “Risk Factors.”

Foreign Currency Exchange Rate Risk

Grid Dynamics is exposed to foreign currency exchange transaction risk related to funding its non-US operations and to foreign currency translation risk related to certain of its subsidiaries’ cash balances that are denominated in currencies other than the U.S. dollar, which is Grid Dynamics’ functional currency. In addition, Grid Dynamics’ profit margins are subject to volatility as a result of changes in foreign exchange rates. When and where possible, Grid Dynamics seeks to match expenses to the U.S. dollar, and believes, due to Ukrainian payroll being pegged to the U.S. dollar, that a significant portion of its foreign currency exchange rate exposure to the Ukrainian hryvnia is naturally hedged. See “Comparability of Financial Information—Foreign Currency Exchange Rate Exposure.” In future periods, Grid Dynamics may also become materially exposed to changes in the value of the Serbian dinar against the U.S. dollar, as it continues to expand its operations in Serbia.

In the year ended December 31, 2019, approximately 22%, 13% and 12% of Grid Dynamics’ $102.7 million of combined cost of services sold and operating expense were denominated in the Russian ruble, Ukrainian hryvnia and Polish zloty, respectively. Comparatively, the same foreign currencies accounted for approximately 26%, 13% and 10%, respectively, of Grid Dynamics’ $78.0 million of combined cost of services sold and operating expense in 2018.

In the year ended December 31, 2019:

●	a 10% decrease in the value of the Russian ruble against the U.S. dollar would have resulted in a $2.1 million increase in Grid Dynamics’ income from operations, while a 10% increase in the ruble’s value would have resulted in a $2.5 million decrease in income from operations; and

●	a 10% decrease in the value of the Polish zloty against the U.S. dollar would have resulted in a $1.1 million increase in Grid Dynamics’ income from operations, while a 10% increase in the zloty’s value would have resulted in a $1.3 million decrease in income from operations.

Grid Dynamics analyzes sensitivity to the ruble and zloty separately because, in management’s experience, fluctuations in the value of these currencies against the U.S. dollar are frequently driven by distinct macroeconomic and geopolitical factors.

Grid Dynamics does not currently hedge its foreign currency exposure, although it seeks minimize it by limiting cash transfers to amounts necessary to fund subsidiary operating expenses for a short period, typically one week. Grid Dynamics’ management may evaluate new hedging strategies in future periods.